FOR IMMEDIATE RELEASE

July 25, 2007

NORFOLK SOUTHERN REPORTS SECOND-QUARTER, FIRST-HALF RESULTS

For second-quarter 2007 vs. second-quarter 2006:

•        Income from railway operations increased 2 percent to $690 million and set a second-quarter record.

•        Net income increased 5 percent to $394 million.

•        Diluted earnings per share rose 10 percent to $0.98.

•        The railway operating ratio improved from 71.7 to 71.0 percent.

NORFOLK, VA. - For the second quarter of 2007, Norfolk Southern Corporation (NYSE: NSC) reported net income of $394 million, or $0.98 per diluted share, compared with $375 million, or $0.89 per diluted share, for the same period of 2006.

"We are pleased to report year-over-year improvement in our financial results, especially during a quarter characterized by continued softness in certain segments of the economy," said Norfolk Southern CEO Wick Moorman. "Our focus remains on strengthening our service, growing our revenue base, controlling our costs, and developing our work force, in order to better serve our customers and investors in this changing economic environment."

For the first six months, net income was $679 million, or $1.69 per diluted share, compared with $680 million, or $1.61 per diluted share, for the same period of 2006.

Railway operating revenues for the second quarter were $2.38 billion, down 1 percent compared with the second quarter of 2006. For the first six months, railway operating revenues were $4.63 billion, down 1 percent compared with the same period last year. Continued weakness in the automotive and housing industries contributed to a 4 percent reduction in volumes for both the quarter and the first half compared with record volumes reported in the year-earlier periods.

General merchandise revenues were a record $1.32 billion, up 1 percent compared with the second quarter of 2006, as higher average revenue per unit more than offset a decline in traffic volumes. For the first half, general merchandise revenues were $2.55 billion, down 2 percent compared with the first six months of last year, reflecting lower traffic volume which was partially offset by higher average revenue per unit.

Coal revenues for the second quarter were $579 million, down 1 percent compared with the same period a year earlier. For the first six months, coal revenues were $1.14 billion, down 1 percent compared with the first half of last year. In both periods, higher average revenue per unit largely offset the effects of reduced volumes.

Intermodal revenues were $479 million, down 4 percent compared with second-quarter 2006. For the first six months, intermodal revenues declined 2 percent to $941 million compared with the same period a year earlier. Both declines were primarily the result of reduced traffic volumes.

Railway operating expenses declined 2 percent to $1.69 billion for the second quarter and 2 percent to $3.41 billion for the first six months, compared with the same periods a year earlier.

The second quarter operating ratio improved to 71.0 percent, the lowest for a second-quarter since the 1999 Conrail integration. The operating ratio for the first half of the year was 73.7 percent, the lowest six-month ratio post-Conrail integration.

Norfolk Southern Corporation is one of the nation's premier transportation companies. Its Norfolk Southern Railway subsidiary operates approximately 21,200 route miles in 22 states, the District of Columbia and Ontario, Canada, serving every major container port in the eastern United States and providing superior connections to western rail carriers. NS operates the most extensive intermodal network in the East and is North America's largest rail carrier of metals and automotive products.

Norfolk Southern contacts:

(Media) Bob Fort, 757-629-2710 (rcfort@nscorp.com)

(Investors) Leanne Marilley, 757-629-2861 (leanne.marilley@nscorp.com)